As filed with the Securities and Exchange Commission on October 12, 2021.

No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AvidXchange Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7372	86-3391192
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1210 AvidXchange Lane

Charlotte, NC 28206

(800) 560-9305

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Praeger

Chief Executive Officer

AvidXchange Holdings, Inc.

1210 AvidXchange Lane

Charlotte, NC 28206

(800) 560-9305

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Teri E. O’Brien Brandon J. Bortner Paul Hastings LLP 2050 M Street NW Washington, D.C. 20036 (202) 551-1720	Ryan Stahl General Counsel, Senior Vice President AvidXchange Holdings, Inc. 1210 AvidXchange Lane Charlotte, NC 28206 (800) 560-9305	Eric Jensen Matthew Dubofsky David Ambler Cooley LLP 3175 Hanover Street Palo Alto, CA 94304 (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒    File No. 333-259632

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee(3)
Common stock, par value $0.001 per share	5,060,000	$25.00	$126,500,000	$11,726.55

(1)

Includes 660,000 shares subject to the underwriters’ option to purchase additional shares. The shares being registered under this Registration Statement are in addition to the 25,300,000 shares registered pursuant to the Registration Statement on Form S-1, as amended (File No. 333-259632).

(2)	Based on the public offering price per share.
(3)

Calculated pursuant to Rule 457(a) under the Securities Act of 1933, as amended, for the purpose of determining the registration fee based on the public offering price per share of $25.00. The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $632,500,000 on the Registration Statement on Form S-1, as amended (File No. 333-259632), which was declared effective by the Securities and Exchange Commission on October 12, 2021. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $126,500,000 are hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), for the sole purpose of increasing the aggregate number of shares of common stock offered by AvidXchange Holdings, Inc. (the “Registrant”) by 5,060,000 shares, 660,000 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The contents of the Registration Statement on Form S-1, as amended (File No.  333-259632) (the “Prior Registration Statement”), filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act, which was declared effective by the Commission on October 12, 2021, are incorporated by reference into this Registration Statement. The additional shares that are being registered for issuance and sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed in Part II, Item 16 of this Registration Statement and filed herewith.

PART II

Information Not Required in Prospectus

Item 16.	Exhibits and financial statement schedules.

The following documents are filed as exhibits to this Registration Statement, and all other exhibits previously filed as exhibits to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-259632), are incorporated by reference into, and shall be deemed to be a part of, this filing.

(a)	Exhibits.

Number	Description

5.1	Opinion of Paul Hastings LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Paul Hastings LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Charlotte, North Carolina, on October 12, 2021.

AvidXchange Holdings, Inc.

By:	/s/ Michael Praeger
Name: Michael Praeger
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Praeger	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 12, 2021
Michael Praeger

/s/ Joel Wilhite	Chief Financial Officer (Principal Financial and Accounting Officer)	October 12, 2021
Joel Wilhite

*	Director	October 12, 2021
Matthew Harris

*	Director	October 12, 2021
James Hausman

*	Director	October 12, 2021
John C. Morris

*	Director	October 12, 2021
Nigel Morris

*	Director	October 12, 2021
Wendy Murdock

*	Pursuant to power of attorney

By:	/s/ Michael Praeger
Michael Praeger
Attorney-in-fact